UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant  ☐

Filed by a party other than the registrant  ☒

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 27, 2023, the WM Argyle Group, LLC issued the following press release:

WM Argyle Fund Comments on New Director Appointment by Broadwind Inc.

Milwaukee, WI – March 27, 2023 – WM Argyle Fund, LLC (the “Fund”), which has nominated three highly qualified director candidates to the Broadwind, Inc. (NASDAQ: BWEN) (“Broadwind” or the “Company”) Board of Directors (the “Board”) in connection with the 2023 Annual Meeting of Stockholders, today issued the following statement:

"The Fund views this appointment - which increases the board to seven members - as an attempt by Broadwind to blunt criticism of the Company, protect the current Board and block meaningful change. This appointment marks the second time the Company has named a new director since the Fund first contacted the Board in July 2022 to open a constructive dialogue about its governance and performance. The Board’s actions show it is not ready do what is required to position the Company for long-term success to benefit stockholders, who have endured years of underperformance by the Company.”

Additional information regarding WM Argyle Fund’s plan to fix Broadwind may be found at www.BWEN2023.com.

About WM Argyle Fund

WM Argyle Fund, LLC, which owns 207,200 of the outstanding common shares of Broadwind, Inc., is an investment fund specifically created to invest in and revitalize Broadwind. We believe the Company has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We are looking to ensure the long-term performance of the Company by reconstituting the Broadwind Board with new members.

Important Information

WM Argyle Fund, LLC, Jay Douglas Armburger, Ryan Bogenschneider, Christine M. Candela and James M. Robinson IV (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN universal proxy card to be used in connection with the solicitation of proxies from the stockholders of Broadwind, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN universal proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. In addition, the Participants in this Proxy Solicitation will provide copies of the proxy statement without charge, when available, upon request. Requests for copies should be directed to the Participants proxy solicitor.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on March 21, 2023. This document is available free of charge from the source indicated above.

Contacts:

Investors

InvestorCom LLC
John Glenn Grau, 203-972-9300
info@investor-com.com

Media

Mahony Partners
Richard Mahony, 917-257-6811
info@mahonypartners.com